News Release

Public Storage

701 Western Avenue

Glendale, CA 91201-2349

PublicStorage.com

For Release	Immediately
Date	October 25, 2017
Contact	Clemente Teng
(818) 244-8080, Ext. 1141

Public Storage Reports Results for the Three and Nine Months Ended September 30, 2017

GLENDALE,  California—Public Storage (NYSE:PSA) announced today operating results for the three and nine months ended September 30, 2017.

Operating Results for the Three Months Ended September 30, 2017

For the three months ended September 30, 2017, net income allocable to our common shareholders was $279.7 million or $1.61 per diluted common share, compared to $309.0 million or $1.78 in 2016 representing a decrease of $29.3 million or $0.17.  The decrease is due primarily to a $14.7 million increase in allocation to our preferred shareholders as a result of redemption activities in the three months ended September 30, 2017, a $7.8 million casualty loss and $5.2 million in incremental tenant reinsurance losses related to Hurricanes Harvey and Irma, and a $9.8 million increase in foreign exchange translation losses associated with our euro denominated debt as compared to the same period in 2016.  These amounts were partially offset by a $15.7 million increase in self-storage net operating income (described below).

The $15.7 million increase in self-storage net operating income is a result of a $10.6 million increase in our Same Store Facilities (as defined below) and $5.1 million increase in our Non Same Store Facilities (as defined below).  Revenues for the Same Store Facilities increased 2.4% or $13.0 million in the three months ended September 30, 2017 as compared to 2016, due primarily to higher realized annual rent per occupied square foot.  Cost of operations for the Same Store Facilities increased by 1.6% or $2.4 million in the three months ended September 30, 2017 as compared to 2016, due primarily to increased property taxes,  repairs and maintenance and payroll.  The increase in net operating income for the Non Same Store Facilities is due primarily to the impact of 321 self-storage facilities acquired, developed or expanded since January 2015.

Operating Results for the Nine Months Ended September 30, 2017

For the nine months ended September 30 2017, net income allocable to our common shareholders was $837.5 million or $4.81 per diluted common share, compared to $831.1 million or $4.78 in 2016 representing an increase of $6.4 million or $0.03.  The increase is due primarily to a $53.1 million increase in self-storage net operating income and a $15.6 million increase in equity in earnings of real estate entities, offset partially by a $38.5 million increase in foreign exchange translation losses associated with our euro denominated debt,  as well as a  $7.8 million casualty loss and $5.2 million in incremental tenant reinsurance losses related to Hurricanes Harvey and Irma.

The $53.1 million increase in self-storage net operating income is a result of a $35.9 million increase in our Same Store Facilities and $17.2 million increase in our Non Same Store Facilities.   Revenues for the Same Store Facilities increased 3.2% or $51.4 million in the nine months ended September 30, 2017 as compared to 2016, due primarily to higher realized annual rent per occupied square foot.  Cost of operations for the Same Store Facilities increased by 3.6% or $15.5 million in the nine months ended September 30, 2017 as compared to 2016, due primarily to increased property taxes, repairs and maintenance and advertising and selling costs.  The increase in net operating income for the Non Same Store Facilities is due primarily to the impact of 321 self-storage facilities acquired, developed or expanded since January 2015.

Funds from Operations

For the three months ended September 30, 2017, funds from operations (“FFO”) was $2.35 per diluted common share, as compared to $2.51 in 2016, representing a decrease of 6.4%.  FFO is a non-GAAP (generally accepted accounting principles) term defined by the National Association of Real Estate Investment Trusts and generally represents net income before depreciation, gains and losses and impairment charges with respect to real estate assets.

For the nine months ended September 30, 2017,  FFO was $7.00 per diluted common share, as compared to $6.94 in 2016, representing an increase of 0.9%.

We also present “Core FFO per share,” a non-GAAP measure that represents FFO per share excluding the impact of (i) foreign currency exchange gains and losses, (ii) EITF D-42 charges related to the redemption of preferred securities, (iii)  reversals of accruals with respect to share based awards forfeited by executive officers and (iv) certain other non-cash and/or nonrecurring income or expense items.  We review Core FFO per share to evaluate our ongoing operating performance, and we believe it is used by investors and REIT analysts in a similar manner.  However, Core FFO per share is not a substitute for net income per share.  Because other REITs may not compute Core FFO per share in the same manner as we do, may not use the same terminology or may not present such a measure, Core FFO per share may not be comparable among REITs.

The following table reconciles from FFO per share to Core FFO per share (unaudited):

	Three Months Ended September 30,			Nine Months Ended September 30,
			Percentage			Percentage
	2017	2016	Change	2017	2016	Change

FFO per share	$2.35	$2.51	(6.4)%	$7.00	$6.94	0.9%
Eliminate the per share impact of
items excluded from Core FFO, including
our equity share from investments:
Foreign currency exchange loss	0.08	0.02		0.26	0.03
Application of EITF D-42	0.10	-		0.18	0.15
Casualty losses and tenant claims due
to hurricanes	0.07	-		0.07	-
Reversals of accruals on forfeited executive
share-based awards	-	-		(0.03)	-
Other items	0.01	-		-	0.02
Core FFO per share	$2.61	$2.53	3.2%	$7.48	$7.14	4.8%

Property Operations—Same Store Facilities

The Same Store Facilities represent those facilities that have been owned and operated on a stabilized level of occupancy, revenues and cost of operations since January 1, 2015.  We review the operations of our Same Store Facilities, which excludes facilities whose operating trends are significantly affected by factors such as casualty events, as well as recently developed or acquired facilities, to more effectively evaluate the ongoing performance of our self-storage portfolio in 2015, 2016 and 2017.  The Same Store pool decreased from 2,055 facilities at June  30, 2017 to 2,042 facilities at September 30, 2017 as a result of disruptions caused by Hurricanes Harvey and Irma.    We believe the Same Store information is used by investors and analysts in a similar manner.  The following table summarizes the historical operating results of these 2,042 facilities (130.3 million net rentable square feet) that represent approximately 83% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at September 30, 2017.

Selected Operating Data for the Same
Store Facilities (2,042 facilities)
(unaudited):
Three Months Ended September 30,				Nine Months Ended September 30,
			Percentage			Percentage
2017		2016	Change	2017	2016	Change
(Dollar amounts in thousands, except for per square foot amounts)
Revenues:
Rental income	$539,165	$525,719	2.6%	$1,571,769	$1,520,048	3.4%
Late charges and administrative fees	25,229	25,699	(1.8)%	72,874	73,161	(0.4)%
Total revenues (a)	564,394	551,418	2.4%	1,644,643	1,593,209	3.2%

Cost of operations:
Property taxes	55,874	53,479	4.5%	167,963	160,799	4.5%
On-site property manager payroll	28,285	27,784	1.8%	82,828	83,022	(0.2)%
Supervisory payroll	9,586	9,449	1.4%	29,499	28,386	3.9%
Repairs and maintenance	11,380	11,042	3.1%	32,111	29,683	8.2%
Snow removal	-	-	0.0%	2,249	3,369	(33.2)%
Utilities	10,611	10,931	(2.9)%	29,973	30,266	(1.0)%
Advertising and selling expense	6,901	7,693	(10.3)%	21,694	18,558	16.9%
Other direct property costs	14,296	13,917	2.7%	43,418	41,698	4.1%
Allocated overhead	10,565	10,850	(2.6)%	32,136	30,589	5.1%
Total cost of operations (a)	147,498	145,145	1.6%	441,871	426,370	3.6%
Net operating income (b)	$416,896	$406,273	2.6%	$1,202,772	$1,166,839	3.1%

Gross margin	73.9%	73.7%	0.3%	73.1%	73.2%	(0.1)%

Weighted average for the period:
Square foot occupancy	94.5%	95.3%	(0.8)%	94.1%	94.8%	(0.7)%
Realized annual rental income per (c):
Occupied square foot	$17.52	$16.95	3.4%	$17.12	$16.43	4.2%
Available square foot (“REVPAF”)	$16.56	$16.14	2.6%	$16.09	$15.56	3.4%
At September 30:
Square foot occupancy				93.2%	94.2%	(1.1)%
Annual contract rent per occupied
square foot (d)				$18.07	$17.59	2.7%

(a)	Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.
(b)	See attached reconciliation of self-storage net operating income (“NOI”) to operating income.

(c)

Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period.  Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period.  These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue.  Late charges are dependent upon the level of delinquency and administrative fees are dependent upon the level of move-ins.  In addition, the rates charged for late charges and administrative fees can vary independently from rental rates.  These measures take into consideration promotional discounts, which reduce rental income.

(d)

Annual contract rent represents the agreed upon monthly rate that is paid by our tenants in place at the time of measurement.  Contract rates are initially set in the lease agreement upon move-in, and we adjust them from time to time with notice.  Contract rent excludes other fees that are charged on a per-item basis, such as late charges and administrative fees, does not reflect the impact of promotional discounts and does not reflect the impact of rents that are written off as uncollectible.

The following table summarizes selected quarterly financial data with respect to the Same Store Facilities (unaudited):

	For the Quarter Ended
	March 31	June 30	September 30	December 31	Entire Year

	(Amounts in thousands, except for per square foot amounts)
Total revenues:
2017	$533,706	$546,543	$564,394
2016	$512,971	$528,820	$551,418	$540,147	$2,133,356

Total cost of operations:
2017	$148,032	$146,341	$147,498
2016	$142,437	$138,788	$145,145	$114,154	$540,524

Property taxes:
2017	$55,889	$56,200	$55,874
2016	$53,555	$53,765	$53,479	$31,113	$191,912

Repairs and maintenance, including
snow removal expenses:
2017	$11,639	$11,341	$11,380
2016	$11,420	$10,590	$11,042	$11,126	$44,178

Advertising and selling expense:
2017	$6,741	$8,052	$6,901
2016	$5,187	$5,678	$7,693	$7,266	$25,824

REVPAF:
2017	$15.65	$16.05	$16.56
2016	$15.01	$15.52	$16.14	$15.83	$15.63

Weighted average realized annual
rent per occupied square foot:
2017	$16.83	$17.00	$17.52
2016	$16.04	$16.29	$16.95	$16.89	$16.54

Weighted average occupancy levels
for the period:
2017	93.1%	94.6%	94.5%
2016	93.6%	95.4%	95.3%	93.8%	94.5%

Property Operations—Non Same Store Facilities

The Non Same Store Facilities at September  30, 2017 represent 321 facilities that were not stabilized with respect to occupancies or rental rates since January 1, 2015 or that we did not own as of January 1, 2015.  The following table summarizes operating data with respect to the Non Same Store Facilities (unaudited):

NON SAME STORE	Three Months Ended September 30,			Nine Months Ended September 30,
FACILITIES	2017	2016	Change	2017	2016	Change

	(Dollar amounts in thousands, except for per square foot amounts)
Revenues:
2017 acquisitions	$1,735	$-	$1,735	$2,873	$-	$2,873
2016 acquisitions	9,297	5,292	4,005	26,909	10,395	16,514
2015 acquisitions	4,281	4,076	205	12,567	11,448	1,119
Developed facilities	11,615	6,579	5,036	29,521	16,030	13,491
Other facilities	54,916	55,792	(876)	161,702	161,048	654
Total revenues	81,844	71,739	10,105	233,572	198,921	34,651

Cost of operations before depreciation
and amortization expense:
2017 acquisitions	633	-	633	1,013	-	1,013
2016 acquisitions	3,364	1,937	1,427	10,348	3,662	6,686
2015 acquisitions	1,401	1,362	39	4,110	3,929	181
Developed facilities	5,466	2,989	2,477	14,460	7,422	7,038
Other facilities	14,953	14,472	481	44,686	42,072	2,614
Total cost of operations	25,817	20,760	5,057	74,617	57,085	17,532

Net operating income:
2017 acquisitions	1,102	-	1,102	1,860	-	1,860
2016 acquisitions	5,933	3,355	2,578	16,561	6,733	9,828
2015 acquisitions	2,880	2,714	166	8,457	7,519	938
Developed facilities	6,149	3,590	2,559	15,061	8,608	6,453
Other facilities	39,963	41,320	(1,357)	117,016	118,976	(1,960)

Net operating income (a)	$56,027	$50,979	$5,048	$158,955	$141,836	$17,119

At September 30:
Square foot occupancy:
2017 acquisitions				89.5%	-	-
2016 acquisitions (b)				89.1%	91.3%	(2.4)%
2015 acquisitions				93.9%	91.2%	3.0%
Developed facilities				64.7%	66.6%	(2.9)%
Other facilities				85.0%	91.5%	(7.1)%
				81.8%	87.6%	(6.6)%
Annual contract rent per occupied square foot:
2017 acquisitions				$10.15	$-	-
2016 acquisitions (b)				10.10	10.96	(7.8)%
2015 acquisitions				14.06	13.85	1.5%
Developed facilities				13.44	13.90	(3.3)%
Other facilities				17.28	16.98	1.8%
				$14.97	$15.71	(4.7)%

(a)	See attached reconciliation of self-storage NOI to operating income.
(b)

Contract rents per foot and occupancies at September 30, 2016, representing amounts for the properties we acquired in the first nine months of 2016, are higher than the amounts at September 30, 2017, representing amounts for the properties that we acquired throughout 2016, due primarily to the mix of properties at each date.

NON SAME STORE	Nine Months Ended September 30,
FACILITIES (Continued)	2017	2016	Change

At September 30:
Number of facilities:
2017 acquisitions	14	-	14
2016 acquisitions	55	32	23
2015 acquisitions	17	17	-
Developed facilities	48	30	18
Other facilities	187	187	-
	321	266	55
Net rentable square feet (in thousands):
2017 acquisitions	830	-	830
2016 acquisitions	4,121	2,329	1,792
2015 acquisitions	1,285	1,285	-
Developed facilities	5,642	3,225	2,417
Other facilities	14,585	14,020	565
	26,463	20,859	5,604

Hurricanes Harvey and Irma Update

In August and September, due to Hurricanes Harvey and Irma, 115 properties in Houston and 125 properties in Florida were temporarily closed.  We removed 13 properties from our Same Store pool that had significant disruptions in ongoing rental operations from the hurricanes.  We recorded an aggregate $7.8 million casualty loss due to damaged buildings and equipment combined with expenses for repairs, cleanup, and disposal.  We expect to incur approximately $10.0 million of capital expenditures to complete the repair of hurricane damage.  Current loss estimates (including business interruption) are less than our insurance deductibles, as a result, we do not expect to receive any insurance proceeds.  We also recorded $5.2 million in incremental ancillary cost of operations, representing estimated claims cost resulting from the hurricanes with respect to tenants covered under our tenant reinsurance program.  The casualty loss and incremental ancillary cost of operations are excluded from our Core FFO per share.

Investing and Capital Markets Activities

During the three months ended September 30, 2017, we acquired seven self-storage facilities (two each in Florida and South Carolina and one each in Kentucky, North Carolina and Ohio) with 0.4 million net rentable square feet for $47.3 million.  During the nine months ended September 30, 2017, we acquired 14 self-storage facilities (three in Ohio, two each in Florida, Indiana, North Carolina and South Carolina and one each in Kentucky, Minnesota and New York) with 0.8 million net rentable square feet for $81.7 million.  Subsequent to September 30, 2017, we acquired or were under contract to acquire eight self-storage facilities (six in Texas and one each in Alabama and Kentucky) with 0.5 million net rentable square feet for $67.8 million.

During the three months ended September 30, 2017, we completed nine newly developed facilities and various expansion projects (1.4 million net rentable square feet) costing $144.5 million.  For the nine months ended September 30, 2017, we completed 12 newly developed facilities and various expansion projects (2.1 million net rentable square feet) costing $255.3 million.  At September 30, 2017, we had various facilities in development (2.8 million net rentable square feet) estimated to cost $365 million and various expansion projects (1.9 million net rentable square feet) estimated to cost $235 million.  The remaining $378 million of development costs for these projects is expected to be incurred primarily in the next 18 months.

On August 4, 2017, we called our 5.75% Series T Preferred Shares for redemption.  The shares were redeemed on September  28, 2017 for $462.5 million.

On August 9, 2017, we issued our 5.05% Series G Preferred Shares for gross proceeds of $300 million.

On September 18, 2017, we completed a public offering of $1.0 billion in aggregate principal amount of senior notes in two equal tranches; one tranche bearing interest at an annual rate of 2.370% maturing on September 15, 2022, and a second tranche bearing interest at an annual rate of 3.094% maturing on September 15, 2027.

Distributions Declared

On October 25, 2017, our Board of Trustees declared a regular common quarterly dividend of $2.00 per common share.  The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on December 28, 2017 to shareholders of record as of December 13, 2017.

Third Quarter Conference Call

A conference call is scheduled for October 26, 2017 at 10:00 a.m. (PDT) to discuss the third quarter earnings results.  The domestic dial-in number is (866) 406-5408, and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 94094559). A simultaneous audio webcast may be accessed by using the link at PublicStorage.com under “Company Info, Investor Relations, News and Events, Events Calendar.”  A replay of the conference call may be accessed through November 9, 2017 by calling (800) 585-8367 (domestic) or (404) 537-3406 (international) or by using the link at PublicStorage.com under “Company Info, Investor Relations, News and Events, Events Calendar.” All forms of replay utilize conference ID number 94094559.

About Public Storage

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self‑storage facilities. The Company’s headquarters are located in Glendale, California.  At September 30, 2017, we had interests in 2,374 self-storage facilities located in 38 states with approximately 157 million net rentable square feet in the United States and 220 storage facilities located in seven Western European nations with approximately 12 million net rentable square feet operated under the “Shurgard” brand.  We also own a 42% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which wholly‑owned approximately 28 million rentable square feet of commercial space and had an interest in 395 apartments at September 30, 2017.

Additional information about Public Storage is available on our website, PublicStorage.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements.  Factors and risks that may impact future results and performance include, but are not limited to, those described in Part 1, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2017 and in our other filings with the SEC and the following: general risks associated with the ownership and operation of real estate, including changes in demand, risk related to development of self-storage facilities, potential liability for environmental contamination, natural disasters and adverse changes in laws and regulations governing property tax, real estate and zoning; risks associated with downturns in the national and local economies in the markets in which we operate, including risks related to current economic conditions and the economic health of our customers; the impact of competition from new and existing self-storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations, changes in tax laws, and local and global economic uncertainty that could adversely affect our earnings and cash flows; risks related to our participation in joint ventures; the impact of the regulatory environment as well as national, state and local laws and regulations including, without limitation, those governing environmental, taxes, our tenant reinsurance business and labor, and risks related to the impact of new laws and regulations; risks of increased tax expense associated either with a possible failure by us to qualify as a REIT, or with challenges to the determination of taxable income for our taxable REIT subsidiaries; changes in federal or state tax laws related to the taxation of REITs and other corporations; security breaches or a failure of our networks, systems or technology could adversely impact our business, customer and employee relationships; risks associated with the self-insurance of certain business risks, including property and casualty insurance, employee health insurance and workers compensation liabilities; difficulties in raising capital at a reasonable cost; delays in the development process; ongoing litigation and other legal and regulatory actions which may divert management’s time and attention, require us to pay damages and expenses or restrict the operation of our business; and economic uncertainty due to the impact of war or terrorism. These forward-looking statements speak only as of the date of this press release.  All of our forward-looking statements, including those in this press release, are qualified in their entirety by this statement.  We expressly disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.  Given these risks and uncertainties, you should not rely on any forward-looking statements in this press release, or which management may make orally or in writing from time to time, as predictions of future events nor guarantees of future performance.

PUBLIC STORAGE

SELECTED INCOME STATEMENT DATA

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Revenues:
Self-storage facilities	$646,238	$623,157	$1,878,215	$1,792,130
Ancillary operations	40,123	39,991	118,005	116,992
	686,361	663,148	1,996,220	1,909,122

Expenses:
Self-storage cost of operations	173,315	165,905	516,488	483,455
Ancillary cost of operations	17,304	12,722	39,611	40,462
Depreciation and amortization	113,320	109,432	334,426	321,573
General and administrative	22,311	22,140	62,331	63,508
	326,250	310,199	952,856	908,998

Operating income	360,111	352,949	1,043,364	1,000,124

Other income (expense):
Interest and other income	4,569	3,750	12,722	11,614
Interest expense	(2,389)	(1,221)	(4,553)	(3,310)
Equity in earnings of unconsolidated real estate entities	17,218	17,237	57,235	41,628
Gain on real estate investment sales	-	-	975	689
Foreign currency exchange loss	(13,446)	(3,665)	(44,452)	(5,987)
Casualty loss	(7,789)	-	(7,789)	-
Net income	358,274	369,050	1,057,502	1,044,758
Allocation to noncontrolling interests	(1,600)	(1,745)	(4,684)	(4,921)
Net income allocable to Public Storage shareholders	356,674	367,305	1,052,818	1,039,837
Allocation of net income to:
Preferred shareholders – distributions	(61,055)	(57,178)	(182,457)	(178,666)
Preferred shareholders – redemptions	(14,692)	-	(29,330)	(26,873)
Restricted share units	(1,210)	(1,170)	(3,502)	(3,231)
Net income allocable to common shareholders	$279,717	$308,957	$837,529	$831,067

Per common share:
Net income per common share – Basic	$1.61	$1.78	$4.83	$4.80
Net income per common share – Diluted	$1.61	$1.78	$4.81	$4.78
Weighted average common shares – Basic	173,715	173,108	173,560	173,057
Weighted average common shares – Diluted	174,240	173,848	174,128	173,899

PUBLIC STORAGE

SELECTED BALANCE SHEET DATA

(Amounts in thousands, except share and per share data)

	September 30, 2017	December 31, 2016
ASSETS	(Unaudited)

Cash and cash equivalents	$694,233	$183,688

Operating real estate facilities:
Land and buildings, at cost	14,369,903	13,963,229
Accumulated depreciation	(5,585,825)	(5,270,963)
	8,784,078	8,692,266
Construction in process	221,970	230,310
Investments in unconsolidated real estate entities	726,168	689,207
Goodwill and other intangible assets, net	205,868	212,719
Other assets	133,377	122,148
Total assets	$10,765,694	$10,130,338

LIABILITIES AND EQUITY

Senior unsecured notes	$1,396,201	$359,810
Mortgage notes	29,653	30,939
Accrued and other liabilities	380,420	297,935
Total liabilities	1,806,274	688,684

Equity:
Public Storage shareholders’ equity:
Cumulative Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 161,000 shares issued (in series) and outstanding,
(174,700 at December 31, 2016) at liquidation preference	4,025,000	4,367,500
Common Shares, $0.10 par value, 650,000,000 shares authorized,
173,738,808 shares issued and outstanding, (173,288,787 shares
at December 31, 2016)	17,374	17,329
Paid-in capital	5,631,049	5,609,768
Accumulated deficit	(662,360)	(487,581)
Accumulated other comprehensive loss	(74,873)	(95,106)
Total Public Storage shareholders’ equity	8,936,190	9,411,910
Noncontrolling interests	23,230	29,744
Total equity	8,959,420	9,441,654
Total liabilities and equity	$10,765,694	$10,130,338

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds from Operations and Funds Available for Distribution
(Unaudited – amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Computation of FFO per Share:

Net income allocable to common shareholders	$279,717	$308,957	$837,529	$831,067
Eliminate items excluded from FFO:
Depreciation and amortization	113,320	109,432	334,426	321,573
Depreciation from unconsolidated real estate investments	18,054	18,328	52,635	57,319
Depreciation allocated to noncontrolling interests
and restricted share unitholders	(858)	(884)	(2,657)	(2,642)
Gains on sale of real estate investments, including
our equity share from investments	-	(78)	(3,077)	(767)
FFO allocable to common shares (a)	$410,233	$435,755	$1,218,856	$1,206,550
Diluted weighted average common shares	174,240	173,848	174,128	173,899
FFO per share (a)	$2.35	$2.51	$7.00	$6.94

Reconciliation of Earnings per Share to FFO per Share:

Earnings per share—Diluted	$1.61	$1.78	$4.81	$4.78
Eliminate per share amounts excluded from FFO:
Depreciation and amortization allocable to
common shareholders	0.75	0.73	2.21	2.16
Gains on sale of real estate investments, including
our equity share from investments and other	(0.01)	-	(0.02)	-
FFO per share (a)	$2.35	$2.51	$7.00	$6.94

Computation of Funds Available for Distribution ("FAD"):

FFO allocable to common shares	$410,233	$435,755	$1,218,856	$1,206,550
Eliminate effect of items included in FFO but not FAD:
Share-based compensation expense in excess of cash paid	12,297	11,076	13,096	13,241
Foreign currency exchange loss, including
our equity share from investments	13,446	3,665	44,452	5,046
Application of EITF D-42, including our equity
share from investments	17,552	-	32,190	26,873
Less: Capital expenditures to maintain real estate facilities	(28,985)	(22,834)	(82,525)	(67,779)

FAD (a)	$424,543	$427,662	$1,226,069	$1,183,931

Distributions paid to common shareholders and restricted
share units	$348,555	$312,540	$1,045,140	$920,097

Distribution payout ratio	82.1%	73.1%	85.2%	77.7%

Distributions per common share	$2.00	$1.80	$6.00	$5.30

(a)

FFO and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts and, along with the non-GAAP measure FAD, are considered helpful measures of REIT performance by REITs and many REIT analysts. FFO represents net income before real estate depreciation, gains or losses and impairment charges, which are excluded because they are based upon historical real estate costs and assume that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FAD represents FFO adjusted to exclude certain non-cash charges and to deduct capital expenditures.  We utilize FAD in evaluating our ongoing cash flow available for investment, debt repayment, and common distributions. We believe investors and analysts utilize FAD in a similar manner.    FFO and FFO per share are not a substitute for net income or earnings per share.  FFO and FAD are not substitutes for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because they exclude investing and financing activities presented on our statements of cash flows.  In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful.

PUBLIC STORAGE

SELECTED FINANCIAL DATA

Reconciliation of Self-Storage Net Operating Income to

Operating Income
(Unaudited – amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Self-storage revenues for:
Same Store Facilities	$564,394	$551,418	$1,644,643	$1,593,209
Non Same Store Facilities	81,844	71,739	233,572	198,921
Self-storage revenues	646,238	623,157	1,878,215	1,792,130

Self-storage cost of operations for:
Same Store Facilities	147,498	145,145	441,871	426,370
Non Same Store Facilities	25,817	20,760	74,617	57,085
Self-storage cost of operations	173,315	165,905	516,488	483,455

Self-storage net operating income for:
Same Store Facilities	416,896	406,273	1,202,772	1,166,839
Non Same Store Facilities	56,027	50,979	158,955	141,836
Self-storage net operating income (a)	472,923	457,252	1,361,727	1,308,675
Ancillary operating revenues	40,123	39,991	118,005	116,992
Ancillary cost of operations	(17,304)	(12,722)	(39,611)	(40,462)
Depreciation and amortization	(113,320)	(109,432)	(334,426)	(321,573)
General and administrative expense	(22,311)	(22,140)	(62,331)	(63,508)
Operating income on our income statement	$360,111	$352,949	$1,043,364	$1,000,124

(a)

Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense, which is based upon historical real estate costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions.  We utilize NOI in determining current property values, evaluating property performance, and in evaluating operating trends.  We believe that investors and analysts utilize NOI in a similar manner.  NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.  This table reconciles from NOI for our self-storage facilities to the operating income presented on our income statement.